                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                   TEAM INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                                   TEAM, INC.
                               200 HERMANN DRIVE
                               ALVIN, TEXAS 77511
                                 (281) 331-6154

                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON THURSDAY, SEPTEMBER 27, 2001

To the Shareholders of Team, Inc.:

     The 2001 Annual Meeting of Shareholders of Team, Inc. (the "Company") will be held on Thursday, September 27, 2001 at 3:00 p.m. at the Company's offices, 200 Hermann Drive, Alvin, Texas 77511 for the following purposes:

          1. To elect three persons to serve as Class III Directors for a term of three years on the Company's Board of Directors consisting of three classes of directors with staggered terms.

          2. To consider and vote on a proposal to approve the appointment of Arthur Andersen LLP as the independent certified public accountants to audit the Company's accounts for the fiscal year ending May 31, 2002.

          3. To transact such other business as may properly come before the meeting and all adjournments thereof.

     The Board of Directors has fixed the close of business on August 17, 2001 as the record date for determination of shareholders who are entitled to notice of and to vote either in person or by proxy at the 2001 Annual Meeting of Shareholders and any adjournment thereof.

     All shareholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS SOON AS POSSIBLE.

                                            By Order of the Board of Directors

                                                     /s/ PHILIP J. HAWK

                                            Philip J. Hawk
                                            Chairman of the Board of Directors
                                            and Chief Executive Officer

August 31, 2001

                            YOUR VOTE IS IMPORTANT.
       PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY.

                                   TEAM, INC.
                               200 HERMANN DRIVE
                               ALVIN, TEXAS 77511
                                 (281) 331-6154

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Team, Inc., a Texas corporation (the "Company"), to vote the common stock of the Company at the 2001 Annual Meeting of Shareholders (the "2001 Annual Meeting"), and at any adjournment thereof, to be held at the time and place and for the purposes set forth in the accompanying Notice. This Proxy Statement and enclosed form of Proxy is being mailed to shareholders beginning on August 31, 2001.

     The Company will bear the costs of soliciting proxies in the accompanying form. In addition to the solicitation made hereby, proxies may also be solicited by telephone, telegram or personal interview by officers and employees of the Company. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

     All duly executed proxies received prior to the 2001 Annual Meeting will be voted in accordance with the choices specified thereon, unless revoked as described below. As to any matter for which no choice has been specified in a proxy, the shares represented thereby will be voted by the persons named in the proxy: (1) FOR the election of the two nominees listed herein as Class III Directors for a term of three years; (2) FOR the proposal to approve the appointment of Arthur Anderson LLP as independent certified public accountants of the Company for the fiscal year ending May 31, 2002; and (3) in the discretion of such person in connection with any other business that may properly come before the meeting. Shareholders may revoke their proxy at any time prior to the exercise thereof by written notice to Mr. Ted W. Owen of the Company at the above address of the Company, by the execution and delivery of a later dated proxy or by attendance at the meeting and voting their shares in person. Proxy cards that are not signed or that are not returned are treated as not voted for any purposes.

                               VOTING SECURITIES

     As of the close of business on August 17, 2001, the record date for determining shareholders entitled to vote at the 2001 Annual Meeting, the Company had 7,712,037 shares of common stock, $0.30 par value per share ("Common Stock"), outstanding and entitled to vote. Each share of Common Stock is entitled to one vote with respect to each matter to be acted upon at the meeting. The holders of a majority of the total shares of Common Stock of the Company issued and outstanding as of August 17, 2001, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Abstentions, or with respect to the election of directors, withholds, are counted for purposes of determining the presence or absence of a quorum for the transaction of business while broker non-votes are not so counted. Additionally, abstentions and/or withholds are counted as shares at the meeting in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted as shares at the meeting for purposes of determining whether a proposal has been approved.

                     PROPOSAL ONE -- ELECTION OF DIRECTORS

GENERAL

     The Company's Restated Articles of Incorporation and Bylaws provide that the Company's Board of Directors will consist of not less than six nor more than nine persons, the exact number to be fixed from time-to-time by the Board of Directors. The Board of Directors has fixed the number of directors to constitute the Board of Directors at seven, divided into three classes with staggered three-year terms.

     The Board of Directors has nominated three Class III Directors to be elected to serve a three-year term expiring on the date of the Annual Meeting of Shareholders of the Company to be held in 2004, and until their successors are duly elected and qualified. Messrs. Sidney B. Williams, George W. Harrison and
E. Patrick Manuel have been nominated by the Board of Directors to stand for election as Class III Directors for a three-year term.

     Directors are elected by a plurality of votes cast at the Annual Meeting. Unless contrary instructions are set forth in the proxies, the persons with full power of attorney to act as proxies at the 2001 Annual Meeting will vote all shares represented by such proxies for the election of the nominees named therein as directors. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended that the persons acting under the proxy will vote for the election, in the nominee's stead, of such other persons as the Board of Directors of the Company may recommend. The management has no reason to believe that any of the nominees will be unable or unwilling to stand for election or to serve if elected.

NOMINEES

     Set forth below is certain information as of August 17, 2001 concerning the nominees for election at the 2001 Annual Meeting, including the business experience of each for at least the past five years:

                                                              PRESENT POSITION   DIRECTOR
NAME                                                    AGE   WITH THE COMPANY    SINCE
----                                                    ---   ----------------   --------
Sidney B. Williams....................................  67        Director         1973
George W. Harrison....................................  73        Director         1995
E. Patrick Manuel.....................................  53      Consultant           --

     Mr. Williams is the sole shareholder of a professional corporation which is a partner in the law firm of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas and has been a partner in that firm for more than the past five years.

     Mr. Harrison is retired. Prior to his retirement in 1997, he served as Senior Vice President of the Company for more than five years. During his tenure with the Company, Mr. Harrison was involved in most aspects of the Company including operations, engineering, manufacturing, marketing and research and development.

     Mr. Manuel is presently an independent investor and a paid consultant to the Company. These have been his principal occupations since April 1999. For more than five years prior to that time, he was the principal shareholder and president of X-Ray Inspection Co., which is now a wholly-owned subsidiary of the Company that engages in the business of mechanical inspection services. X-Ray Inspection Co. was purchased by the Company in April 1999.

DIRECTORS CONTINUING IN OFFICE

     Set forth below is certain information concerning the four directors continuing in office until the expiration of their respective terms, including the business experience of each for at least the past five years:

                                            PRESENT POSITION        DIRECTOR   EXPIRATION OF
NAME                              AGE       WITH THE COMPANY         SINCE     PRESENT TERM
----                              ---       ----------------        --------   -------------
Philip J. Hawk..................  47    Chairman of the Board and     1998         2002
                                        Chief Executive Officer
E. Theodore Laborde.............  63    Director                      1991         2003
Jack M. Johnson, Jr. ...........  63    Director                      1992         2003
Louis A. Waters.................  63    Director                      1998         2002

     Mr. Hawk was appointed Chairman of the Board and Chief Executive Officer of the Company in November 1998. From 1993 to 1998, Mr. Hawk held the position of President and Chief Executive Officer of EOTT Energy Partners, L.P., an energy marketing and service company. Mr. Hawk is also a director of Highland Insurance Group, Inc., a New York Stock Exchange listed company.

     Mr. Laborde served in various capacities with J&H Marsh & McLennan, Inc., an insurance brokerage firm, in New Orleans for 35 years until his retirement in 1997. From 1982 until his retirement, Mr. Laborde acted as Managing Director of the New Orleans operation. J&H Marsh & McLennan, Inc. is a subsidiary of Marsh & McLennan Companies. Mr. Laborde is a director of Gulf Coast Bank & Trust Co. in New Orleans, Louisiana and is involved in various privately held family businesses.

     Mr. Johnson has been Managing General Partner of Wintermann & Company, a general partnership that owns approximately 25,000 acres of real estate in Texas which is used in farming, ranching and oil and gas exploration activities, for more than the past five years. Mr. Johnson is also President of Winco Agriproducts, an agricultural products company that primarily processes rice for seed and commercial sale. Mr. Johnson is also a director of Security State Bank in Anahuac, Texas and a director of Allstar Systems in Houston, Texas.

     Mr. Waters is currently the Chairman of the Board of Tyler Technologies, Inc. ("Tyler"), a New York Stock Exchange listed company. Tyler's principal business is providing information management services to local governments. Mr. Waters was elected to Tyler's Board of Directors in August 1997 and elected Chairman of the Board in October 1997. In addition, Mr. Waters is one of the founders and was the first Chairman of the Board of Browning-Ferris Industries, Inc. ("BFI"). He served as Chairman and Chief Executive Officer from 1969 through 1980, Chairman of BFI's Executive Committee from 1980 through 1988, and Chairman of the Finance Committee from 1988 to March 1997. Mr. Waters also directed BFI's international activities, serving as Chairman and Chief Executive Officer of BFI International, Inc. from 1991 to March 1997, when he retired from full-time duty with BFI.

     Mr. Williams and Mr. Laborde are brothers-in-law.

MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors held four regular meetings during the fiscal year ended May 31, 2001. No director attended fewer than 75% of the meetings held during the period for which he served as a member of the Board and the Committees on which he served.

     The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee but does not have a Nominating Committee. The Executive Committee is composed of Messrs. Hawk, Williams and Waters. The Executive Committee is responsible for assisting with the general management of the business and affairs of the Company as needed during intervals between meetings of the Board of Directors. The Executive Committee met one time during fiscal 2001.

     The Audit Committee is composed of Messrs. Laborde, Harrison and Waters. The Audit Committee is charged with the duties of recommending the appointment of the independent certified public accountants; reviewing their fees; ensuring that proper guidelines are established for the dissemination of financial information to the Company's shareholders; meeting periodically with the independent certified public accountants, the Board of Directors and certain officers of the Company and its subsidiaries to ensure the adequacy of internal controls and reporting; reviewing consolidated financial statements; and performing any other duties or functions deemed appropriate by the Board. The Audit Committee met two times during fiscal 2001.

     The Compensation Committee, composed of Messrs. Johnson and Williams, reviews management performance and makes recommendations to the Board of Directors concerning management compensation and other employment benefits. The Compensation Committee met two times during fiscal 2001 regarding specific employee matters.

AUDIT COMMITTEE REPORT

     The audit committee consists of the three members of the Company's Board of Directors named below. Each committee member is independent, as that term is defined in Section 121 of the American Stock Exchange's ("AMEX") listing standards. In January 2000, the Board of Directors adopted a written charter for the audit committee, which was included as Appendix A to the Proxy Statement of the Company for its 2000 annual meeting.

     The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2001 with management and has discussed with Deloitte & Touche, the independent auditors for the Company, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards).

     The audit committee has also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed the auditors' independence with Deloitte & Touche.

     Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2001.

        E. Theodore Laborde, Chairman
        Louis A. Waters
        George W. Harrison

COMPENSATION COMMITTEE REPORT

     Pursuant to rules adopted by the Securities and Exchange Commission, the Compensation Committee of the Board of Directors (the "Committee"), which is composed entirely of independent outside directors, has furnished the following report on executive compensation:

     The Committee's major responsibilities include, but are not limited to, the following:

          1. Reviewing the Company's major compensation and benefit practices, policies and programs with respect to executive officers;

          2. Reviewing executive officers' salaries and bonuses; and

          3. Administering the Company's stock option plans.

     Following review and approval by the Committee, all issues pertaining to the compensation of, and the grant of options to, the executive officers are submitted to the full Board of Directors for approval.

  Compensation Philosophy

     The Committee's compensation philosophy operates on several different levels. First, the Committee must ensure that the compensation is competitive in order to attract and retain highly qualified executives. In order to facilitate the first objective, the Committee as a rule considers various compensation surveys and information in proxy statements for companies in the industry of comparable size and complexity to the Company. Second, in order to motivate its executives, the Committee links executive pay levels to the performance of the Company through the grant of options pursuant to the Company's stock option programs. Third, the Committee endeavors to reward outstanding individual contributions to the Company and to set compensation at levels that reflect each executive officer's individual contribution towards the Company's goals through its bonus and stock option programs. The Committee endeavors to support the Company's commitment to providing superior shareholder value. The compensation and related programs are designed to reward and motivate executives for the accomplishment of the Company's commitment to its shareholders.

  Compensation Program Components

     To achieve its compensation goals, the compensation program consists of four components: base salary, bonuses, various employee benefits (including medical and life insurance and 401(k) plan benefits generally available to the employees of the Company) and the Company's stock option plans. The total program is structured to deliver a significant percentage of pay through at-risk pay programs which reward executives if the performance of the Company warrants. Maximizing shareholder value is a basic principle underlying the Company's pay programs.

     Annually, the Committee seeks to review the base salary of each executive officer to determine its fairness. During its annual consideration of the base salaries of the executive officers, the Committee considers the level of responsibility, experience and performance of each executive officer. The Committee also takes into account the competitive conditions of the marketplace, the Company's profitability and the cost of living index. When reviewing competitive conditions of the marketplace, the Committee considers the Company's pay levels with those of companies of similar size and complexity. As the Company believes there is no survey data relating to the Company's service industries, the Company studies compensation surveys for companies of a similar size and complexity and various other data and information brought to its attention, including proxy statements of companies in the Company's service industry. Based on such information, the Committee endeavors to ensure that the pay levels fall in the median range of the amounts paid by the comparable companies. In certain circumstances, bonuses may be awarded to those executive officers who have made outstanding individual contributions during the current fiscal year. Subsequent to the end of fiscal 2001, each officer of the Company received an increase in base salary and a bonus commensurate with levels of responsibility and individual performance.

     Additionally, all executive officers are eligible to receive stock options and bonuses in the form of stock at the Committee's discretion. By increasing senior management's equity position in the Company, the interests of the shareholders and the executives will be more closely aligned.

  Performance Measures

     When evaluating annual executive compensation, the Committee considers the Company's earnings, adjusted for certain unusual or nonrecurring items, return on net investment and cash flows. These factors are compared to the Company's prior year's performance, its annual business plan and the performance of other companies which operate in the same industry segments as the Company. These performance measures assist the Committee in ensuring that the interests of its shareholders, as well as its executives, are represented in a fair and equitable manner. No specific fixed weighting or formula is applied to such performance measures. Rather, the Committee exercises its judgment in evaluating financial and non-financial factors and in determining appropriate compensation.

  Other

     The Omnibus Budget Reconciliation Act of 1993 (the "Act") restricts the ability of a publicly-held corporation to deduct compensation in excess of $1,000,000 paid to its Chief Executive Officer and the four most highly compensated officers. During fiscal 2001, the threshold was not met for any of the executive officers. However, the Committee continually reviews all aspects of the Act in order to determine future compliance issues regarding same.

     This Compensation Committee Report was for the most part prepared by management at the direction of the Committee, and approved by the Committee.

         Jack M. Johnson, Jr., Chairman
         Sidney B. Williams

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Director Sidney B. Williams is the sole shareholder of a professional corporation which is a partner in the law firm of Chamberlain, Hrdlicka, White, Williams and Martin of Houston, Texas, which rendered services to the Company during fiscal 2001. Fees to the law firm did not exceed five percent (5%) of that law firm's gross revenue for its last full fiscal year.

COMPENSATION OF DIRECTORS

     All non-employee directors currently receive an annual fee of $20,000 of which one-half ($10,000) is paid in cash in four equal quarterly installments. The remaining $10,000 is paid in the form of Common Stock. The stock payments are made July 1 of each year with the number of shares calculated by dividing $10,000 by the closing price per share on the preceding business day.

     In December 1991, the Company adopted the Non-Employee Directors Stock Option Plan (the "Non-Employee Director Plan"). The Non-Employee Director Plan authorizes options to purchase an aggregate of 310,000 shares of Common Stock for directors of the Company who are not employees of the Company. The purpose of the Non-Employee Director Plan is to attract and to retain the services of experienced and knowledgeable independent individuals as directors, to extend to them the opportunity to acquire a proprietary interest in the Company so that they will apply their best efforts for the benefit of the Company, and to provide such individuals with an additional incentive to continue in their position.

     Pursuant to the Non-Employee Director Plan, each non-employee director receives an automatic grant of options upon such director's appointment, reappointment, election or reelection to the Board of Directors equal to the product obtained by multiplying five thousand (5,000) by the number of years, or any part of any year, that such director is appointed or elected to serve on the Board of Directors. The exercise price of the options is equal to the fair market value of the Company's Common Stock on the date of grant, and the options expire ten years after the date of grant. Options to purchase 5,000 shares vest on the date of grant and each anniversary thereafter until all of the options granted are fully vested. During fiscal 2001, Messrs. Laborde and Johnson were each granted options to purchase 15,000 shares with an exercise price of $2.438 per share, pursuant to their election to the Board of Directors at the 2000 Annual Meeting of Shareholders.

CURRENT DIRECTORS AND EXECUTIVE AND OTHER OFFICERS

     The following table sets forth information regarding the current directors and executive and other officers of the Company:

                                          DIRECTOR   OFFICER
NAME OF DIRECTOR OR OFFICER         AGE    SINCE      SINCE          POSITION WITH COMPANY
---------------------------         ---   --------   -------         ---------------------
Philip J. Hawk(1).................  47      1998      1998     Chairman of the Board of Directors
                                                                 and Chief Executive Officer
Kenneth M. Tholan.................  62      --        1996     President and Chief Operating
                                                               Officer
Ted W. Owen.......................  49      --        1998     Vice President, Chief Financial
                                                                 Officer, Secretary and Treasurer
John P. Kearns....................  45      --        1996     Senior Vice President
Clark A. Ingram...................  45      --        1996     Vice President
Sidney B. Williams(1)(3)..........  67      1973      --       Director
George W. Harrison(2).............  73      1995      --       Director
E. Theodore Laborde(2)............  63      1991      --       Director
Jack M. Johnson, Jr.(3)...........  63      1992      --       Director
Louis A. Waters(1)(2).............  63      1998      --       Director

---------------

(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

     Mr. Tholan joined the Company in June 1996 and shortly thereafter was elected as Vice President. In 1997, he was named Executive Vice President and Chief Operating Officer and in January 1998 was promoted to President of the Company. From 1993 to 1996, Mr. Tholan held the position of Vice President and General Manager for Furmanite America, Inc. (a wholly-owned subsidiary of Kaneb Services, Inc.) with responsibility for the Southwest Division, as well as engineering and manufacturing of onsite mechanical services for the refining, chemical and other related industries.

     Mr. Owen joined the Company in February 1998 and was elected Vice President, Chief Financial Officer, Secretary and Treasurer in April of 1998. From 1994 to 1997, Mr. Owen held the position of Business Practices Officer for Alyeska Pipeline Service Co in Anchorage, Alaska.

     Mr. Kearns joined the Company in 1980 as a design engineer and assumed the position of Vice President of Engineering and Manufacturing in 1996. He was promoted to Senior Vice President in 1998. Mr. Kearns has been involved with the Company's sales and marketing, engineering, manufacturing and research and development functions for more than the last five years.

     Mr. Ingram joined the Company in 1988 as Risk and Human Resource Manager and assumed his present position as Vice President of Human Resources in 1996.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who beneficially own more than ten percent (10%) of a registered class of the Company's equity securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the forms received by the Company, or written representations from certain reporting persons that no Section 16(a) reports were required for those persons, the Company believes that during the year ended May 31, 2001, all filing requirements applicable to the Company's officers, directors and greater than 10% beneficial owners were satisfied.

EMPLOYMENT AGREEMENTS

     Mr. Hawk is a party to an employment agreement with the Company in which he is to serve as the Company's Chief Executive Officer until the earlier of (i) January 31, 2002, (ii) his voluntary resignation or (iii) his termination with or without cause by the Company. Mr. Hawk has agreed not to compete with the Company during the term of the agreement and for a period of two years following termination of the agreement. Also, Mr. Hawk has agreed not to disclose any confidential information regarding the Company without the prior written consent of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth compensation information for the fiscal years ended May 31, 2001, 2000 and 1999 for the Chief Executive Officer and the other executive officers of the Company earning in excess of $100,000 during the Company's 2001 fiscal year (the "Named Executive Officers"):

                               COMPENSATION TABLE

                                                                        LONG-TERM
                                                                   COMPENSATION AWARDS
                                                                 -----------------------
                                           ANNUAL COMPENSATION   RESTRICTED      # OF
                                   YEAR    -------------------     STOCK      SECURITIES    ALL OTHER
                                  ENDING    SALARY      BONUS      AWARDS     UNDERLYING   COMPENSATION
  NAME AND PRINCIPAL POSITION     MAY 31     ($)         ($)       ($)(1)      OPTIONS        ($)(2)
  ---------------------------     ------   --------    -------   ----------   ----------   ------------
Philip J. Hawk..................   2001    240,130     25,000          --           --
  Chairman of the Board and        2000    233,169     15,000          --           --
  Chief Executive Officer          1999    121,154         --          --      350,000
Kenneth M. Tholan...............   2001    165,130     19,750          --       13,000
  President and Chief Operating    2000    158,169      8,975          --       60,000        20,625
  Officer                          1999    150,000     31,875      20,250           --
Ted W. Owen.....................   2001    140,823     13,300          --        8,000
  Vice President, Chief
     Financial                     2000    133,169      7,300          --       20,000
  Officer, Secretary and
     Treasurer                     1999    125,000      5,000      10,125           --
John P. Kearns..................   2001    102,785      9,600          --        8,000
  Senior Vice President            2000     99,111      4,550          --       25,000
                                   1999     91,954     13,685      10,125           --
Clark A. Ingram.................   2001     93,111      8,650          --        4,000
  Vice President                   2000     89,611      4,550          --        7,500
                                   1999     86,942     17,160      10,125           --

---------------

(1) Represents the number of restricted shares awarded multiplied by the market price of Team Common Stock on the date of grant. The total number and value of restricted shares granted to Mr. Tholan is 6,000 shares ($20,250) and to each of Messrs. Owen, Kearns and Ingram is 3,000 shares ($10,125). The values given do not reflect the fact that the shares are restricted. The executives are entitled to the same cash dividends on the restricted shares as holders of regular Common Stock, but cannot sell the shares during the restricted period. The restricted shares vested in increments of one-third (1/3) each July 30 of the years 1999, 2000 and 2001.

(2) Represents the net realized value of options exercised in the years indicated. Mr. Tholan exercised options to acquire 15,000 shares in fiscal 2000.

                          OPTION GRANTS IN FISCAL 2001

     The following table sets forth additional information with respect to stock options granted in fiscal 2001 to the Named Executive Officers:

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                            PERCENTAGE OF                            ANNUAL RATES OF STOCK
                               NUMBER OF    TOTAL OPTIONS                             PRICE APPRECIATION
                               SECURITIES     GRANTED TO                              FOR OPTION TERM(1)
                               UNDERLYING    EMPLOYEES IN    EXERCISE   EXPIRATION   ---------------------
NAME                            OPTIONS      FISCAL 2001      PRICE        DATE         5%          10%
----                           ----------   --------------   --------   ----------   --------     --------
Philip J. Hawk...............        --            --            --           --          --           --
Kenneth M. Tholan............    13,000          11.6%        $1.94      6/29/10     $15,860      $40,170
Ted W. Owen..................     8,000           7.1%        $1.94      6/29/10     $ 9,760      $24,720
John P. Kearns...............     8,000           7.1%        $1.94      6/29/10     $ 9,760      $24,720
Clark A. Ingram..............     8,000           7.1%        $1.94      6/29/10     $ 9,760      $24,720

---------------

(1) Potential realizable value is based on the assumption that the Common Stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The stock prices at the end of the option term for the options granted in fiscal year 2001 are $3.16 and $5.03, assuming 5% and 10% appreciation rates, respectively. The amounts of hypothetical appreciation reflect required calculations at rates set by the Securities and Exchange Commission and, therefore, are not intended to represent either historical appreciation or anticipated future appreciation in the price of Common Stock.

     The following stock options were granted in June 2001 under the 1998 Incentive Stock Option Plan to the Named Executive Officers: Mr. Tholan, 30,000 shares; Mr. Owen, 15,000 shares; and Mr. Kearns, 15,000 shares. All of the foregoing options have an exercise price of $3.90 per share. Since the options were granted subsequent to the end of fiscal 2001, they are not reflected in the option grants table above.

     OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table provides certain information with respect to options exercised during fiscal 2001 by each of the Named Executive Officers:

                                                              NUMBER OF               VALUE OF UNEXERCISED
                             NUMBER OF                 UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                              SHARES       VALUE         END OF FISCAL 2001           END OF FISCAL 2001(1)
                            ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
NAME                         EXERCISE       ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   --------   -----------   -------------   -----------   -------------
Philip J. Hawk............       --           --       82,537         267,463            --             --
Kenneth M. Tholan.........       --           --       88,250          15,000         7,215          7,215
Ted W. Owen...............       --           --       32,000          11,000         4,440          4,440
John P. Kearns............       --           --       35,750          12,250         4,440          4,440
Clark A. Ingram...........       --           --       23,500           5,500         2,220          2,220

---------------

(1) The value of unexercised in-the-money options is the difference between (i) the closing price of the Company's Common Stock on the last trading day of fiscal 2001 ($3.05) and (ii) the exercise price of the in-the-money options, multiplied by the number of underlying shares subject to the options.

                              CERTAIN TRANSACTIONS

     The Company and E. Patrick Manuel are parties to a Consulting Agreement dated April 9, 1999 and effective until April 9, 2004, under which Mr. Manuel provides certain assistance and advice concerning the Company's mechanical inspection service business as requested by the Company in consideration for consulting fees of $120,000 per year and a vehicle allowance of $5,400 per year.

     Also, the Company leases an office and shop building in Lafayette, Louisiana from Mr. Manuel for rental of $52,800 per year, and a smaller office and shop building in Sulphur, Louisiana for rental of $19,140 per year.

                    COMPARISON OF TOTAL SHAREHOLDER RETURN*

     The following graph compares the Company's cumulative total shareholder return on its Common Stock based on its market price for a five-year period (May 31, 1996 to May 31, 2001), with the cumulative total return of the American Stock Exchange Market Value Index ("ASEMVI"), and a peer group of companies selected by the Company based on market prices. The "Peer Group" is described in more detail below. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at May 31, 1996 and that all dividends were reinvested.
[Performance Graph]

                                                       TEAM, INC.             AMEX COMPOSITE INDEX             PEER GROUP
                                                       ----------             --------------------             ----------
1996                                                     100.00                      100.00                      100.00
1997                                                      75.00                       97.97                      116.18
1998                                                     197.50                      123.88                      148.97
1999                                                     135.00                      140.14                       94.54
2000                                                      90.00                      164.37                       72.04
2001                                                     118.00                      171.11                       94.75

---------------

* Assumes Initial Investment of $100 and reinvestment of dividends

     The peer group is composed of five companies which provide industrial and/or leak repair services. The returns of each company have been weighted according to their respective market capitalization for purposes of arriving at a peer group average. The members of the peer group are C.H. Heist Corp., Industrial Holdings, Inc., Kaneb Services, Inc., Matrix Service Company and Versar, Inc.

     The foregoing graph is based on historical data and is not necessarily indicative of future performance.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock (the only class of voting securities of the Company) as of August 17, 2001 of (a) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (b) each director or nominee for director of the Company, (c) the Named Executive Officers and (d) all executive and other officers and directors of the Company as a group. The information shown assumes the exercise by each person (or all directors and officers as a group) of the stock options owned by such person that are currently exercisable or exercisable within 60 days of August 17, 2001. Unless otherwise indicated, the address of each person named below is the address of the Company at 200 Hermann Drive, Alvin, Texas 77511.

                                                                                        PERCENTAGE OF
                                                                                         OUTSTANDING
                                                             NUMBER OF SHARES              COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                       BENEFICIALLY OWNED(1)            STOCK
------------------------------------                       ---------------------        -------------
Philip J. Hawk...........................................          147,537(2)                1.8%
Kenneth M. Tholan........................................          120,000(3)                1.5%
Ted W. Owen..............................................           42,761(4)                  *
John P. Kearns...........................................           51,450(5)                  *
Clark A. Ingram..........................................           28,250(6)                  *
Sidney B. Williams.......................................          153,765(7)                1.9%
  1200 Smith Street, Suite 1400
  Houston, Texas 77002
E. Theodore Laborde......................................           73,745(8)                  *
  601 Poydras Street, Suite 1815
  New Orleans, Louisiana 70130
Jack M. Johnson, Jr. ....................................           71,859(9)                  *
  P.O. Box 337
  Eagle Lake, Texas 77434
George W. Harrison.......................................          204,922(10)               2.5%
  2119 Sieber Drive
  Houston, Texas 77017
Louis A. Waters..........................................        1,232,859(11)              14.9%
  520 Post Oak Blvd., Suite 850
  Houston, Texas 77027
E. Patrick Manuel........................................          535,500                   6.5%
  1206 Hwy 190 West
  Eunice, Louisiana 70535
All directors, director nominees and executive and other
  officers as a group (11 persons).......................        2,662,648(12)(13)          32.3%
Houston Post Oak Partners, Ltd. .........................        1,200,000                  14.5%
  520 Post Oak Blvd., Suite 850
  Houston, Texas 77027
Dimension Fund Advisors, Inc.............................          416,800(14)               5.1%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

---------------

  *  Less than 1% of outstanding Common Stock.

 (1) The information as to beneficial ownership of Common Stock has been furnished, respectively, by the persons and entities listed, except as indicated below. Each individual or entity has sole power to vote and dispose of all shares listed opposite his or its name except as indicated below.

 (2) Includes 82,537 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 17, 2001.

 (3) Includes 99,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 17, 2001.

 (4) Includes 37,750 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 17, 2001 and 2,011 shares held in an employee benefit plan.

 (5) Includes 41,500 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 17, 2001 and 5,950 shares held in an employee benefit plan.

 (6) Includes 25,250 shares which may be acquired pursuant to the exercise of stock options currently extricable or exercisable within 60 days of August 17, 2001.

 (7) Includes 2,685 shares owned by Nancy Williams, Mr. William's wife, and 1,000 shares held as custodian under the Uniform Gift to Minors Act for Mr. William's nephews. Mr. Williams disclaims any economic interest in these shares. Also includes 95,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 17, 2001.

 (8) Includes 1,886 shares owned by Mr. Laborde and his wife, Mary Laborde, as joint tenants. Also includes 55,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 17, 2001.

 (9) Includes 50,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 17, 2001.

(10) Includes 30,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 17, 2001.

(11) Includes 20,000 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 17, 2001. Also includes 1,200,000 shares owned by Houston Post Oak Partners, Ltd., a Texas limited partnership of which Mr. Waters is the sole general partner.

(12) Includes 536,037 shares which may be acquired pursuant to the exercise of stock options currently exercisable or exercisable within 60 days of August 17, 2001.

(13) Includes 7,961 shares held in an employee benefit plan.

(14) The Company has relied upon information contained in Schedule 13G filed with the SEC on December 31, 2000.

     The Company does not know of any arrangement that may at a subsequent date result in a change of control of the Company.

         PROPOSAL TWO -- APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's Audit Committee has recommended, and the Board of Directors has approved and now recommends, the appointment of Arthur Andersen LLP as independent certified public accountants to audit the Company's accounts for the fiscal year ending May 31, 2002. Approval of the appointment will require the affirmative vote of a majority of the shares represented and voted at the meeting. A representative of Arthur Andersen LLP will attend the 2001 Annual Meeting with the opportunity to make a statement if such representative desires to do so and to respond to appropriate questions presented at the meeting.

     Deloitte & Touche, LLP audited the Company's accounts for the fiscal year ended May 31, 2001. A representative of Deloitte & Touche, LLP is not expected to attend the meeting.

     Audit Fees. The aggregate fees billed and paid for the audit of the Company's fiscal 2001 annual financial statements, and for reviews of its quarterly financial statements for the year, was $144,000.

     Financial Information System Fees. No fees were accrued in this category of work.

     All other Fees. The aggregate fees billed by and paid to the Company's principal accountant for fiscal 2001 for matters other than those covered by the two preceding paragraphs was $13,550.

     The Audit Committee considered whether the provision of the services covered by the preceding paragraph was compatible with maintaining the principal accountant's independence.

     Effective August 31, 2001, the Company determined to change its independent auditor. Deloitte & Touche, LLP audited the Company's financial statements for the fiscal years 2001 and 2000 and expressed an unqualified opinion thereon. The decision to change auditors has been approved by the Audit Committee of the Board of Directors.

     There have been no disagreements with Deloitte & Touche, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Additionally, there have been no reportable events concerning accounting matters under applicable SEC rules during the past two years.

     The Company has requested a letter from the former accountant, addressed to the Securities and Exchange Commission, expressing agreement with the above statement, which will be timely filed as an exhibit to a Form 8-K Report to the SEC.

     There has been no consultation during the past two years by the Company with Arthur Andersen LLP regarding the application of accounting principles or the type of audit opinion that might be rendered on the Company's financial statements.

                                 OTHER BUSINESS

     Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented at the meeting by others. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.

                             SHAREHOLDER PROPOSALS

     Any proposal by a shareholder to be presented at the Company's Annual Meeting of Shareholders in 2002 must be received by the Company no later than May 3, 2002 in order to be eligible for inclusion in the Company's Proxy Statement and form of proxy used in connection with such meeting.

                                            By Order of the Board of Directors

                                            /s/ Philip J. Hawk
                                            Philip J. Hawk
                                            Chairman of the Board of Directors
                                            and Chief Executive Officer

August 31, 2001

     THIS MAP IS PROVIDED FOR THE CONVENIENCE OF SHAREHOLDERS ATTENDING THE 2001 ANNUAL MEETING. COMPLIMENTARY PARKING WILL BE PROVIDED. IN CASE OF ANY DIFFICULTY, PLEASE TELEPHONE THE COMPANY AT (281) 331-6154.

                                   TEAM, INC.
                                 ANNUAL MEETING
                              (200 HERMANN DRIVE)

                                     (MAP)

                              [FRONT OF PROXY CARD]



PROXY                              TEAM, INC.                              PROXY

               Proxy Solicited on Behalf of the Board of Directors
          For the Annual Meeting of Shareholders -- September 27, 2001

The undersigned hereby appoints KENNETH M. THOLAN AND TED W. OWEN, and each of them separately, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all of the shares of voting stock of Team, Inc. held of record by the undersigned on August 17, 2001, at the Team Inc. 2001 Annual Meeting of Shareholders to be held at the Company's offices, 200 Hermann Drive, Alvin, Texas 77511, at 3:00 p.m. (local time) on September 27, 2001, and any adjournment(s) thereof.

           PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE

                  (Continued and to be signed on reverse side.)

                              [BACK OF PROXY CARD]


                                   TEAM, INC.

      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1. Election of Directors of the Company       For       Withheld      For All
   Nominees: Sidney B. Williams,              All         All         Except
   George W. Harrison and
   E. Patrick Manuel                           0           0            0

                                            Nominee exceptions written in below:

                                            ____________________________________

                                            ____________________________________


2. Ratification of the appointment of         For        Against      Abstain
   Arthur Andersen LLP as independent
   public accountants of the Company           0            0            0


   The undersigned acknowledges receipt
   of the Notice of Annual Meeting of
   Shareholders and the Proxy Statement.

   Dated: __________________________________

   Signature(s) ____________________________

   _________________________________________
   Please sign exactly as your name appears.

   Joint Owners should each sign personally.
   Where applicable, indicate your official position or Representation capacity.